Exhibit 10.1

Execution Version

COOPERATION AGREEMENT

This Cooperation Agreement, dated as of October 24, 2026 (this “Agreement”), is by and between The Greenbrier Companies, Inc., an Oregon corporation (the “Company”), and Atlas FRM LLC (d/b/a Atlas Holdings LLC), a Delaware limited liability company (“Atlas”).

RECITALS

WHEREAS, the Company and Atlas have determined to come to an agreement with respect to certain matters relating to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1.
Board Appointment and Related Agreements.
(a)
Board Appointment.
(i)
Concurrently with the execution of this Agreement, the Company shall take all necessary actions to appoint Emanuel R. Pearlman (the “New Director”) as a director of the Company, effective as of October 27, 2026 (the “Appointment Effective Date”), to be in the class of directors whose term expires at the Company’s 2027 annual meeting of shareholders.
(ii)
Effective upon the New Director’s appointment to the Board, the Company shall cause the New Director to be appointed to the Audit Committee. The New Director shall be entitled to notice of and to attend meetings of any other committees of the Board, consistent with the practice of the Board prior to the date hereof. The Company represents and warrants that, as of the date of this Agreement, the only duly constituted and currently acting committees of the Board are the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee (the “Nominating Committee”).
(iii)
During the period starting on the Appointment Effective Date and ending on the earlier of the end of the Standstill Period (as defined in that certain Confidentiality Agreement, dated as of the date hereof, between the Company and Atlas (the “NDA”)) and the termination of this Agreement (the “Cooperation Period”), the Company shall not impose any director qualifications or criteria, other than the Director Criteria, on the New Director (a) that are not necessary or, in the good faith judgment of the Board, appropriate, to address changes in applicable law, regulation or judicial interpretations or to reflect developments in best practices for Board governance (and, in each case, not for the purpose of undermining or conflicting with the agreements or arrangements contemplated hereby) or (b) in cases other than clause (a), without the prior written consent of Atlas, such consent not to be unreasonably withheld, conditioned or delayed.
(b)
New Director Nomination. The Company’s slate of nominees for the election of directors at the Company’s 2027 annual meeting of shareholders (the “2027 Annual Meeting”) shall include the New Director (or, if applicable, any Replacement Director therefor) as a nominee for election to the class of directors whose term expires at the Company’s 2030 annual meeting of shareholders. The Company will recommend that the Company’s shareholders vote in favor of the election of the New Director at the 2027 Annual Meeting and will support the New Director for election in a manner consistent with, and no less rigorous or favorable than, its support for the other nominees of the Company. Atlas will cause all shares of the Company’s common stock beneficially owned by Atlas, its affiliated investment funds and its and their controlled Affiliates to be present in person or by proxy at the 2027 Annual Meeting and to be voted at the 2027 Annual Meeting in favor of the Board’s nominees for election.
(c)
Replacement Director.
(i)
If during the Cooperation Period the New Director is unable or unwilling to serve, resigns or is removed as a director, or ceases to be a director, the Company and Atlas shall cooperate to identify a mutually acceptable substitute who satisfies the Director Criteria to serve as a replacement director of the Company (the “Replacement Director”) for the remainder of the New Director’s term, in each case in accordance with, and subject to, this Section 1(c).
(ii)
Except as otherwise specified in this Agreement, if a Replacement Director is appointed to the Board pursuant to this Section 1(c), all references in this Agreement to the term “New Director” will refer to such Replacement Director.
(iii)
The appointment of any Replacement Director shall be subject to only (A) the execution and delivery by such Replacement Director of a fully completed copy of the Company’s standard director and officer questionnaire, a resignation letter in accordance with Section 1(d) and other reasonable and customary director onboarding documentation required by the Company in connection with the appointment or election of new Board members and the satisfactory completion of a customary background check with respect to such Replacement Director, (B) such Replacement Director satisfying the Director Criteria, (C) such Replacement Director’s participation in an interview by the Nominating Committee (which the Board shall schedule as promptly as practicable following completion of the actions described in clause (A)) and (D) the Board determining in good faith such Replacement Director to be reasonably acceptable (such determination not to be unreasonably withheld, conditioned or delayed); provided that no such process, qualifications, criteria or conditions, including any such questionnaire, documentation, background check or Director Criteria, as applied to such candidate, shall be more burdensome or rigorous in any material respect than those applied to Mr. Pearlman.
(iv)
The Nominating Committee, acting reasonably and in good faith, shall use reasonable best efforts, consistent with the fiduciary duties of directors, to make its determination and recommendation regarding whether any candidate for Replacement Director so qualifies pursuant to clause (B) of Section 1(c)(iii) within ten (10) Business Days after such candidate has submitted to the Company the documentation required by Section 1(c)(iii) and the completion of the customary background check contemplated by Section 1(c)(iii) and, if such candidate does not qualify, shall notify Atlas of the reasons for such determination. If the Nominating Committee does not accept a substitute person as a Replacement Director, then, during any remaining term of the Cooperation Period, the Company and Atlas shall continue to cooperate to identify a mutually acceptable additional substitute person(s) whose appointment will be subject to the Nominating Committee recommending such person in accordance with the procedures described in this Section 1(c). As promptly as practicable following the recommendation of a candidate for Replacement Director by the Nominating Committee, the Board shall take (or cause to be taken) such actions as are necessary and appropriate to appoint the Replacement Director to serve as a director of the Company for the remainder of the New Director’s term; provided, that if the Board does not approve and appoint such candidate for Replacement Director to the Board for failure to satisfy Section 1(c)(iii), the Parties shall continue to follow the procedures described in this Section 1(c)(iv) until the earlier of such time as a Replacement Director is approved and appointed to the Board and the expiration of the Cooperation Period.
(d)
Resignation Letter. Concurrently with the execution of this Agreement, Atlas shall cause the New Director to execute and deliver to the Company an irrevocable letter of resignation, in the form attached as Exhibit A, pursuant to which the New Director shall resign from the Board and all committees thereof, effective immediately upon Atlas or any of its Affiliates making a Public Offer, subject to the acceptance of such resignation by the Board. As a condition to the appointment of any Replacement Director, such Replacement Director shall execute and deliver to the Company an irrevocable letter of resignation on the same terms. For purposes of this Agreement, “Public Offer” means any public announcement or public disclosure of any proposal or offer by Atlas or any of its Affiliates, acting alone or with any other person, to acquire, directly or indirectly, all or a majority of the voting securities of the Company or all or substantially all of the assets of the Company.
Section 2.
Representations and Warranties of All Parties. Each Party represents and warrants to the other Party that (a) such Party has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, (b) this Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such Party, enforceable against such Party in accordance with its terms (subject to applicable bankruptcy and similar laws relating to creditors’ rights and to general equity principles) and (c) this Agreement will not result in a material violation of any (i) term or condition of any agreement to which such Party is a party or by which such Party may otherwise be bound or (ii) law, rule, license, regulation, judgment, order or decree governing or affecting such Party.
Section 3.
Press Release; Communications. Promptly following the execution of this Agreement, the Company shall issue a press release in the form attached hereto as Exhibit B (the “Press Release”) announcing certain terms of this Agreement. Atlas acknowledges and agrees that the Company may file this Agreement and file or furnish the Press Release with the SEC as exhibits to a Current Report on Form 8-K and other filings with the SEC. Atlas shall be given a reasonable opportunity to review and comment on the Current Report on Form 8-K filed by the Company with respect to this Agreement, and the Company shall give reasonable consideration to any comments of Atlas.
Section 4.
Confidentiality; Non-Discrimination.

(a)
The Company and Atlas acknowledge and agree that the New Director shall be subject to the same confidentiality obligations, corporate governance policies and other duties (including fiduciary duties) applicable to all other directors of the Company; provided, however, that for so long as Atlas, together with its Affiliates, holds a total economic interest in the Company equivalent to at least 3% of the outstanding shares of common stock of the Company (as certified in writing by Atlas to the Company at least two (2) Business Days prior to each meeting contemplated by this sentence) but in no event after the date of the Company’s 2028 annual meeting of shareholders, the Company shall make the New Director and one (1) other independent director selected by the Company available to meet with representatives of Atlas upon Atlas’ prior written request (but not more frequently than three times per fiscal quarter), at which the New Director shall be permitted to communicate with, and provide non-public information regarding the operations and performance of the Company to, Atlas and its representatives; provided, however, that in no event shall the New Director share with Atlas or any of its representatives any information concerning (i) any strategic transaction or exploration by the Company of any strategic alternatives, (ii) any transaction involving or potentially involving Atlas or its Affiliates and (iii) any matter adverse to Atlas or its Affiliates, in each case, unless expressly authorized for such meeting by the Board.
(b)
At all times while serving as a member of the Board, the Company shall treat the New Director on a non-discriminatory basis with the other directors of the Company.
(c)
Atlas shall keep confidential any confidential information of the Company received pursuant to this Section 4, and shall direct its Affiliates and representatives, in each case, who actually receive any such confidential information of the Company, to keep such information confidential; provided, that such obligations shall not apply to information which (i) was or becomes generally available to the public other than as a result of a disclosure by Atlas or its Affiliates or representatives in violation of this Section 4(c); (ii) was in the possession of Atlas or any of its Affiliates or representatives on a non-confidential basis prior to its disclosure pursuant to this Section 4, provided that the source of such information is not, to the knowledge of Atlas or such Affiliate or representative, bound by a confidentiality agreement with the Company or otherwise bound to maintain the confidentiality of such information by legal, contractual or fiduciary obligation or otherwise to the Company; (iii) becomes available to Atlas or its Affiliates or representatives on a non-confidential basis from a source other than the New Director or the Company, provided that the source of such information is not, to the knowledge of Atlas or its Affiliate or representative, bound to maintain the confidentiality of such information by legal, contractual or fiduciary obligation or otherwise to the Company; or (iv) was or is independently developed by Atlas or any of its Affiliates or representatives without reference to such confidential information. Notwithstanding the foregoing, Atlas and its Affiliates and representatives may disclose confidential information of the Company to the extent required or requested by applicable law, regulation, stock exchange rule or legal, judicial, administrative or regulatory process (including in any routine regulatory examination not targeted at the Company), and no such disclosure shall constitute a breach of this Agreement. Atlas acknowledges that it is aware that United States securities laws prohibit any person who has received material, non-public information from purchasing or selling securities on the basis of such information or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person may trade securities on the basis of such information. During the period when Atlas is entitled to receive non-public information pursuant to this Section 4, (x) Atlas shall, and shall cause its Affiliates who receive such information to, comply with the trading window blackout policies of the Company and (y) the Company shall provide Atlas (through a person designated in writing by Atlas) with at least two (2) Business Days’ advance written notice of each opening and expiration of each trading blackout period applicable to directors of the Company, which notice shall be deemed given if the Company provides to Atlas’ designee a copy of the trading window memorandum distributed to the Company’s directors for such period.
(d)
For the avoidance of doubt, the Parties acknowledge and agree that the obligations of the New Director under this Section 4 shall be in addition to, and not in lieu of, any confidentiality obligations of such New Director under Oregon law and the applicable corporate governance policies of the Company (it being understood that the disclosures authorized by this Section 4 shall be considered authorized by the Board for purposes of such law and policies). The Company agrees that any new policies or any changes to the corporate governance policies of the Company will be adopted in good faith and not for the purpose of undermining or conflicting with the agreements or arrangements contemplated hereby.
Section 5.
Term. This Agreement shall remain in effect until the earlier of (a) the expiration of the Standstill Period and (b) termination of this Agreement as contemplated by the immediately following sentence. The Company may terminate this Agreement, by written notice to Atlas, if (i) Atlas or any of its Affiliates makes a Public Offer or (ii) Atlas materially breaches the NDA and such breach (if curable), has not been cured within ten (10) Business Days following written notice from the Company. The obligations under Section 4(a) shall survive any expiration of this Agreement (except for a termination in accordance with clause (ii) above) until the earliest of (x) the date on which Atlas ceases to be entitled to request the meetings with the New Director contemplated by Section 4(a), (y) the date on which both (A) neither the New Director nor any Replacement Director is serving on the Board and (B) Atlas has no right under Section 1(c) with respect to the designation or appointment of a Replacement Director and (z) the date of the 2028 annual meeting of shareholders of the Company (the “Section 4(a) Survival Date”). The obligations under Section 4(c) shall survive any termination or expiration of this Agreement until the first anniversary of the Section 4(a) Survival Date.
Section 6.
Notices. Any notice or other communication required or permitted under this Agreement shall be treated as having been given or delivered when (a) delivered personally or by overnight courier service (costs prepaid), (b) sent by email (provided that the sender does not receive a “bounce-back” or automated message demonstrating failure of delivery), or (c) received by the addressee, if sent by certified mail, return receipt requested, to the following addresses or email addresses and marked to the attention of the person (by name or title) or to such other address, email address or person as such Party may designate by a written notice delivered to the other Party hereto:

If to the Company:

The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

Attention: Christian Lucky

E-mail: christian.lucky@gbrx.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Steven J. Williams

Dotun Obadina

Email: swilliams@paulweiss.com

dobadina@paulweiss.com

Jones Day

250 Vesey Street

New York, New York 10281 -1047

Attention: Robert A. Profusek

Randi C. Lesnick

Email: raprofusek@jonesday.com

rclesnick@jonesday.com

If to Atlas:

c/o Atlas Holdings LLC
100 Northfield St.
Greenwich, CT 06830
Attention: Timothy Fazio

Michael O’Donnell

E-mail: tfazio@atlasholdingsllc.com

modonnell@atlasholdingsllc.com

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Steven A. Seidman

Mark A. Cognetti

Laura H. Acker

E-mail: sseidman@willkie.com

mcognetti@willkie.com

lacker@willkie.com

Section 7.
Governing Law; Jurisdiction; Jury Waiver. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the conflict of law principles thereof. Each Party consents and submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction, any other appropriate Delaware State or federal court) for the adjudication of any action or legal proceeding relating to or arising out of this Agreement and the transactions contemplated hereby (and each Party agrees not to commence any action or legal proceeding relating thereto except in any such court). Each Party hereby irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue in such courts and agrees not to plead or claim in any such court that any such action or legal proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees that service of any process, summons, notice or document by U.S. registered mail addressed to such Party in accordance with Section 6 shall be effective service of process for any such suit, action or proceeding brought against such Party in any such court. Each Party hereto agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon such Party and may be enforced in any other courts to whose jurisdiction such Party is or may be subject by suit upon such judgment. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.
Section 8.
Mandatory Injunctive Relief. Each Party acknowledges and agrees that any breach of any provision of this Agreement shall cause the other Party irreparable harm which would not be adequately compensable by money damages. Accordingly, in the event of a breach or threatened breach by a Party of any provision of this Agreement, the other Party may be entitled to the remedies of injunction or other preliminary or equitable relief, without having to prove irreparable harm or actual damages or post a bond or other security. The foregoing right shall be in addition to such other rights or remedies that may be available to the non-breaching Party for such breach or threatened breach, including the recovery of money damages.
Section 9.
Counterparts; Electronic Transmission. This Agreement may be executed in two (2) or more counterparts, which together shall constitute a single agreement. Any signature to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.
Section 10.
Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Each Party agrees to use its reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.
Section 11.
No Waiver. Any waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a Party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver of, or deprive that Party of the right thereafter to insist upon strict adherence to, that term or any other term of this Agreement.
Section 12.
Entire Agreement; Amendments. This Agreement, including the exhibit attached hereto and documents referenced herein, together with the NDA, contains the entire understanding of the Parties with respect to the subject matter hereof. This Agreement may only be amended pursuant to a written agreement executed by each Party.
Section 13.
Successors and Assigns. This Agreement may not be transferred or assigned by any Party without the prior written consent of the other Party. Any purported assignment without such consent is null and void. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.
Section 14.
Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not enforceable by any other person.
Section 15.
Interpretation and Construction. Each Party acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each Party, and any controversy over any interpretation of this Agreement shall be decided without regard to events of drafting or preparation. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, (i) the word “including” (in its various forms) means “including, without limitation,” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement, and (iii) the word “or” is not exclusive.
Section 16.
Certain Defined Terms. For purposes of this Agreement:
(a)
“Affiliate” has the meaning set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement.
(b)
“Business Day” means any day that is not (i) a Saturday, (ii) a Sunday or (iii) other day on which commercial banks in the State of New York or the State of Oregon are authorized or required to be closed by applicable law.
(c)
“Director Criteria” means that a person (i) qualifies as “independent” of the Company pursuant to applicable SEC rules and regulations and applicable stock exchange listing standards, and (ii) satisfies the Company’s director qualification standards and the policies set forth in the Company’s corporate governance guidelines, in each case as applicable to all directors of the Company.
(d)
“Party” means the Company and Atlas, individually, and “Parties” means the Company and Atlas, collectively.
(e)
“SEC” means the U.S. Securities and Exchange Commission.

[Signature Pages Follow]

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

THE GREENBRIER COMPANIES, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, each Party has executed this Agreement or caused the same to be executed by its duly authorized representative as of the date first above written.

ATLAS FRM LLC

By:
Name:
Title:

EXHIBIT A

FORM OF IRREVOCABLE LETTER OF RESIGNATION

October [•], 2026

The Greenbrier Companies, Inc.

One Centerpointe Drive, Suite 200

Lake Oswego, Oregon 97035

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to that certain Cooperation Agreement (the “Agreement”), dated as of October [•], 2026, by and between The Greenbrier Companies, Inc. (the “Company”) and Atlas FRM LLC (d/b/a Atlas Holdings LLC) (“Atlas”). Capitalized terms used herein but not defined shall have the meaning set forth in the Agreement. Effective immediately upon Atlas or any of its Affiliates making a Public Offer (as defined in the Agreement), and subject to the acceptance of this resignation by the Board, I hereby resign from my position as a director of the Company and from any and all committees of the Board on which I serve.

This resignation may not be withdrawn by me at any time during which it is effective.

Sincerely,

[•]

Director

EXHIBIT B

PRESS RELEASE

Greenbrier Elects Emanuel Pearlman to Board of Directors

Lake Oswego, Oregon, October 26, 2026 – The Greenbrier Companies, Inc. (NYSE: GBX) (“Greenbrier”), a leading international supplier of equipment and services to global freight transportation markets, today announced that its Board of Directors (the “Board”) has elected Emanuel (Manny) Pearlman as a Class III director, effective October 27, 2026. Mr. Pearlman will stand for election to the Greenbrier Board at the 2027 Annual Meeting of Shareholders. The election of Mr. Pearlman is part of a cooperation agreement with Atlas Holdings and increases Greenbrier’s Board to 11 members.

“As we advance our strategy to drive operational execution, commercial performance and enhanced through-cycle results, Manny’s extensive experience in investment management and capital markets, and deep financial expertise bring valuable perspective to the Board,” said Admiral Thomas B. Fargo (USN Retired), Greenbrier’s Board Chair and Independent Director. “Greenbrier’s meaningful global demand and expanding market reach establish a strong foundation that supports shareholder value creation.”

In connection with the cooperation agreement, Atlas entered into a confidentiality agreement with Greenbrier, including customary standstill commitments, among other provisions.

About Manny Pearlman

Mr. Pearlman is an accomplished corporate governance professional with more than 35 years of experience spanning investment management, executive finance, operations and advisory positions with publicly traded and private companies.

Mr. Pearlman is the Founder, Chair and Chief Executive Officer of Liberation Investment Group, LLC, an investment management and consulting firm that provides financial consulting, capital-structure advice and support for IPOs, acquisitions, mergers, restructurings and other complex financial matters. He brings extensive business leadership and financial advisory experience to Greenbrier through his public- and private-company board service, as well as his service on audit, compensation, finance and nominating and governance committees. He currently serves on the board of MidCap Financial Investment Corporation, a publicly traded business development company.

Mr. Pearlman holds an AB in economics from Duke University and an MBA from Harvard Business School.

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Through its wholly-owned subsidiaries and joint ventures, Greenbrier designs, builds and markets freight railcars in North America, Europe, and Brazil. We are a leading provider of freight railcar wheel services, parts, maintenance and retrofitting services in North America. Greenbrier owns a lease fleet of approximately 20,600 railcars that originate primarily from Greenbrier's manufacturing operations. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and other railcar owners in North America. Learn more about Greenbrier at www.gbrx.com.

Forward-Looking Statements

This press release may contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. Factors that might cause such a difference include, but are not limited to, an economic downturn and economic uncertainty; changes to tariffs or import duties, including retaliatory tariffs; changes in macroeconomic policies; inflation, including rising energy prices, interest rates, wages and other escalators, and policy reactions thereto; and disruptions in the supply of materials and components used in production. More information on potential factors that could cause results to differ is included in Greenbrier's filings with the U.S. Securities and Exchange Commission (the “SEC”), including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of its most recently filed Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Backlog and orders are not necessarily indicative of future results of operations. Except as otherwise required by law, Greenbrier assumes no obligation to update any forward-looking statements or information, which speak only as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's opinions only as of the date made.